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                                                                     EXHIBIT 5.1

                                   Law Offices

                           JOEL BERNSTEIN, ESQ., P.A.

11900 Biscayne Blvd., Suite 604                         Telephone: 305.892.1122
Miami, Florida 33181                                    Facsimile: 305.892.0822




December 13, 2000



America's Senior Financial Services, Inc.
9501 N.E. 2nd Avenue, Suite 3
Miami Shores, FL 33138

Gentlemen:

We have acted as special counsel to American Access Technologies, Inc., a Florida corporation (the "Corporation"), in connection with the registration of 2,157,118 shares of Common Stock. The offering of the shares is to be made by selling shareholders pursuant to Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission (the "Registration Statement").

We have acted as special counsel to the Corporation in connection with the shares.

Please be advised that we are of the opinion that the Corporation's Common Stock to be offered pursuant to the Registration Statement has been duly authorized by the Corporation, validly issued by the Corporation and fully paid and non-assessable in accordance with the Florida Business Corporation Act.

We consent to the use of our name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

                                                    Yours very truly,



JB:jm                                               Joel Bernstein, Esq., P.A.